Exhibit 99.1

SELECTICA AND VERSATA SOFTWARE ANNOUNCE SETTLEMENT OF

PATENT LITIGATION AND DEVELOPMENT OF JOINT MARKETING

RELATIONSHIP

San Jose, Calif. – October 9, 2007 – Selectica, Inc. (NASDAQ: SLTC) and Versata Software, Inc. (formerly known as Trilogy Software, Inc.) announced today that they have reached an amicable settlement of a patent lawsuit pending in the United States District Court for the Eastern District of Texas since 2006. As part of the settlement, Versata will license the asserted patents together with others to Selectica for the life of the patents, and Selectica will pay to Versata an undisclosed sum in royalties. All claims made in the litigation will be dismissed with prejudice. The parties have agreed that the resolution of this lawsuit does not constitute an admission of liability.

In addition, Selectica and Versata entered into a joint marketing arrangement focused on revitalizating and growing the configuration and pricing market. Specifically, Versata will have the opportunity to market Selectica’s configuration, pricing and quoting (CPQ) solution to Versata’s installed customer base. Selectica and Versata will share in the license and services revenue generated through the joint marketing efforts.

“We are very pleased to resolve our patent litigation and turn an adversarial relationship into a strategic relationship that we believe can help accelerate our growth in the future,” said Robert Jurkowski, Chairman and Chief Executive Officer of Selectica. “As part of the continued servicing of our CPQ installed base over the past few years, we have continually developed enhancements to our core CPQ technology. As a result, we believe that our product will be an attractive complement to Versata solutions. Most important, the joint marketing relationship with Versata will require minimal ongoing investment on our part, while providing meaningful revenue opportunities.”

“We are excited to transition our focus on this matter to growing the CPQ market,” said Randy Jacops, Chief Executive Officer of Versata Enterprises, Inc. parent company of Versata Software, Inc. “Our industry-leading solutions, backed by over 100 issued and in-process patents, and our relentless focus on customer success ensure robust solutions for all of our customers. This agreement expands innovations available to our CPQ customers by leveraging the innovations of the pioneers in CPQ space. The Versata-Selectica alliance, backed by a comprehensive intellectual property portfolio, will enable us to offer innovations and solutions unavailable from other competitors. We look forward to presenting the CPQ solutions to our customers and other companies looking for a world-class solution proven to drive significant business value.”

Selectica

Selectica’s CPQ solution allows companies to effectively price and sell complex, configured products and services. Leveraging constraint-based technology, Selectica’s CPQ solution enables customer to easily set-up, modify and maintain pricing rules for configure-to-order products, resulting in opportunities for enhanced revenues, improved profit margins, and higher customer satisfaction.

With over a decade of use in Fortune 500 companies worldwide, Versata’s solutions and industry-specific customizations have set a standard for configuration capability. In addition to interactive product selection and configuration capabilities, Versata’s product portfolio also includes complex pricing, product multi-sourcing, and other solutions to drive effective enterprise and internet sales and marketing processes.

About Selectica, Inc.

Selectica (NasdaqGM: SLTC – News) provides its customers with software solutions that automate the complexities of enterprise contract management and sales configuration lifecycles. The company’s high-performance solutions underlie and unify critical business functions including sourcing, procurement, governance, sales and revenue recognition. Selectica has been providing innovative, enterprise-class solutions for the world’s largest companies for over 10 years and has generated substantial savings for its customers. Selectica customers represent leaders in manufacturing, technology, retail, healthcare and telecommunications, including: ABB, Ace Hardware, Bell Canada, Cisco, Covad Communications, General Electric, Fireman’s Fund Insurance Company, Hitachi, International Paper, Juniper Networks, Levi Strauss & Co., Rockwell Automation, Tellabs, and 7-Eleven. Selectica is headquartered in San Jose, CA. For more information, visit the company’s Web site at www.selectica.com.

About Versata Enterprises, Inc.

With a global presence covering 45 countries, Versata Enterprises solves the most complex business problems for the world’s largest organizations. Versata Enterprises comprises a number of leading enterprise solution providers, including Versata, Inc., Artemis International Solutions Corporation, and the pending Gensym Corporation acquisition, in addition to Nextance, Inc. Versata distinguishes itself in the software industry by focusing on customer priorities as driven by value delivered. Versata’s market-leading Customer Success Program ensures customer involvement in product decisions and business priorities and provides a twice-yearly opportunity for customers to score Versata’s performance against commitments. Versata’s world-class engineering capability ensures substantive and valuable product releases, thereby ensuring customer success. Versata also offers customers the opportunity to leverage Versata’s global

Selectica

efficiency by offering a menu of services to help customers lower the cost of technology services across the enterprise. Versata’s relentless focus on customer priorities, coupled with an unmatched global engineering capability, ensures Versata customers benefit from continuous innovation and repeatable value propositions. Further information is available at http://www.versata.com.

Contact:	Tony Rossi, Financial Relations Board for Selectica
213-486-6545, trossi@financialrelationsboard.com

Forward Looking Statements

The statements contained in this release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, including statements regarding Selectica’s and its customers’ expectations, beliefs, hopes, intentions or strategies regarding the future and expectations regarding performance improvements or increases in sales attributable to Selectica’s existing and new products. All forward-looking statements included in this release are based upon information available to Selectica as of the date hereof, and Selectica assumes no obligation to update any such forward-looking statement. Actual results could differ materially from current expectations. Factors that could cause or contribute to such differences include, but are not limited to, (i) market and customer acceptance of new products of Selectica, including the on-demand contract management and sales execution products and the applications developed with business partners, (ii) the success of the ongoing restructuring of Selectica’s operations, (iii) the conclusions resulting from the independent review of the Company’s past stock option granting practices, (iv) the inability of the Company to avoid delisting from The Nasdaq Stock Market due to non-compliance with Marketplace rules, (vi) potential regulatory inquiries and litigation relating to the review of past stock granting practices and the related restatement of the Company’s financial statements and (vii) other factors and risks discussed in Selectica’s Annual Report on Form 10-K for the fiscal year ended March 31, 2007 and in other reports filed by Selectica with the Securities and Exchange Commission.

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